As filed with the Securities and Exchange Commission on May 21, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
under the
SECURITIES ACT OF 1933

eHi Car Services Limited

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Unit 12/F, Building No. 5, Guosheng Center

 388 Daduhe Road, Shanghai, 200062

People’s Republic of China

Tel: (86 21) 6468-7000

(Address, Including Zip Code, of Principal Executive Offices)

Amended and Restated 2010 Performance Incentive Plan

2014 Performance Incentive Plan

(Full Title of the Plans)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Colin Chitnim Sung Chief Financial Officer Unit 12/F, Building No. 5, Guosheng Center 388 Daduhe Road, Shanghai, 200062 People’s Republic of China +86-21-6468-7000	Portia Ku O’Melveny & Myers LLP 2765 Sand Hill Road Menlo Park, CA 94025 Tel: (650) 473-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered (2)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Class A common shares, par value US$0.001 per share, issuable under the Amended and Restated 2010 Performance Incentive Plan	5,120,725	$3.75	(3)	$19,205,935	(3)	$2,231.73	(3)
Class A common shares, par value US$0.001 per share, issuable under the Amended and Restated 2010 Performance Incentive Plan	450,000	$6.645	(4)	$2,990,250	(4)	$347.47	(4)
Class A common shares, par value US$0.001 per share, issuable under the 2014 Performance Incentive Plan	5,000,000	$6.645	(5)	$33,225,000	(5)	$3,860.75	(5)
TOTAL	10,570,725			$55,421,185		$6,439.95

(1) These Class A common shares may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents two Class A common shares. The Registrant’s ADSs issuable upon deposit of the Class A common shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-199819) filed on November 3, 2014, as amended and any other amendment or report filed for updating such statement.

(2) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares, options and rights that may be offered or issued pursuant to the Amended and Restated 2010 Performance Incentive Plan and 2014 Performance Incentive Plan (each a “Plan” and, collectively, the “Plans”) as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(3) The amount to be registered represents shares issuable upon exercise of outstanding options granted under the Plan and the corresponding proposed maximum offering price per share represents the exercise price of such outstanding options.

(4) The amount to be registered represents restricted shares granted under the Plan and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on the average of the high and low prices for the Registrant’s ADSs as reported on the New York Stock Exchange on May 20, 2015.

(5) Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices for the Registrant’s ADSs as reported on the New York Stock Exchange on May 20, 2015.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Certain Documents by Reference

The following documents of the Registrant filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(1) The Registrant’s prospectus, dated November 17, 2014, filed with the Commission pursuant to Rule 424(b) under the Securities Act in connection with its Registration Statement on Form F-1 (Commission File No. 333-199150) initially filed with the Commission on October 3, 2014, as amended, which includes audited financial statements as of December 31, 2013 and 2012.

(2) The description of the Registrant’s Class A common shares and ADSs contained in its Registration Statement on Form 8-A (File No. 001-36731) filed with the Commission on November 6, 2014, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s Class A common shares and ADSs set forth under “Description of Share Capital” in the Form F-1, and any other amendment or report filed for the purpose of updating such description.

(3) The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2014 filed on April 22, 2015.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities

Not applicable.

Item 5.         Interests of Named Experts and Counsel

Not applicable.

Item 6.         Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s ninth amended and restated memorandum and articles of association provide that its directors and officers shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained in connection with the execution or discharge of their duties, powers, authorities or discretions as a director or officer, unless such losses or liabilities were due to the willful misconduct of such director or officer. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, the Registrant has entered into indemnification agreements with its directors and executive officers that provide such persons with additional indemnification beyond that provided in its ninth amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers or persons controlling it under the foregoing provisions, it has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains liability insurance policy for its directors and executive officers.

Item 7.     Exemption from Registration Claimed

Not applicable.

Item 8.         Exhibits

See the attached Exhibit Index at page 9, which is incorporated herein by reference.

Item 9.         Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. ;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China on May 21, 2015.

EHI CAR SERVICES LIMITED

By:	/s/ Ray Ruiping Zhang
Name: Ray Ruiping Zhang
Title: Chief Executive Officer and Chairman of Board of Directors

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ray Ruiping Zhang and Colin Chitnim Sung, and each of them, acting individually and without the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on May 21, 2015.

Signature	Title

/s/ Ray Ruiping Zhang	Chairman and Chief Executive Officer
Ray Ruiping Zhang	(principal executive officer)

/s/ William W. Snyder	Director
William W. Snyder

/s/ James Jianzhang Liang	Director
James Jianzhang Liang

/s/ Qian Miao	Director
Qian Miao

/s/ Andrew Xuefeng Qian	Director
Andrew Xuefeng Qian

/s/ David Jian Sun	Director
David Jian Sun

/s/ Ronald Meyers	Director
Ronald Meyers

/s/ Colin Chitnim Sung	Chief Financial Officer
Colin Chitnim Sung	(principal financial and accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of eHi Car Services Limited has signed this registration statement or amendment thereto in New York on May 21, 2015.

Authorized U.S. Representative

By:	/s/Giselle Manon

Name: Giselle Manon, on behalf of Law Debenture Corporate Services Inc.

Title: Service of Process Officer

EXHIBIT INDEX

Exhibits identified in parentheses below are on file with the Commission and are incorporated by reference as exhibits hereto.

Exhibit
Number	Description of Document
4.1

Ninth Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1, as amended (File No. 333-199150))

5.1	Opinion of Maples and Calder regarding the validity of the Class A common shares being registered
10.1

Amended and Restated 2010 Performance Incentive Plan (Incorporated by reference herein to Exhibit 10.3 to the Registrant’s Registration Statement on Form F-1 (Commission File No. 333-199150) initially filed with the Securities and Exchange Commission on October 3, 2014, as amended)

10.2

Form of 2014 Performance Incentive Plan (Incorporated by reference herein to Exhibit 10.4 to the Registrant’s Registration Statement on Form F-1 (Commission File No. 333-199150) initially filed with the Securities and Exchange Commission on October 3, 2014, as amended)

23.1	Consent of PricewaterhouseCoopers Zhong Tian LLP
23.2	Consent of Maples and Calder (included as part of Exhibit 5.1)
24.1	Powers of Attorney (included on signature pages to the Registration Statement)